UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                           SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No. [  ])

Algoma Steel Inc.
(Name of Issuer)


Common Shares
(Title of Class of Securities)


[01566M105]
(CUSIP Number)


(Date of Event Which Requires Filing of this statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          __   Rule 13d-1(b)

           x   Rule 13d-1(c)

          __   Rule 13d-1(d)









13G

CUSIP No. 01566M105

1
NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

Canerector Inc.

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                  (a)
                                                  (b)   x

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

Toronto, Canada

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5
SOLE VOTING POWER

None

6
SHARED VOTING POWER

3,970,800



7
SOLE DISPOSITIVE POWER

None

8
SHARED DISPOSITIVE POWER

3,970,800

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,970,800

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*                                                      x

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.8%

12
TYPE OF REPORTING PERSON*

CO

13G

CUSIP No. 01566M105

1
NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

Marshall - Barwick Inc.

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                  (a)
                                                  (b)   x

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

Toronto, Canada

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5
SOLE VOTING POWER

None

6
SHARED VOTING POWER

3,970,800



7
SOLE DISPOSITIVE POWER

None

8
SHARED DISPOSITIVE POWER

3,970,800

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,970,800

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*                                                      x

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.5%

12
TYPE OF REPORTING PERSON*

CO

13G

CUSIP No. 01566M105

1
NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

Cecil Hawkins

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                  (a)
                                                  (b)   x

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

Canada

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5
SOLE VOTING POWER

None

6
SHARED VOTING POWER

3,970,800



7
SOLE DISPOSITIVE POWER

None

8
SHARED DISPOSITIVE POWER

3,970,800

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,970,800

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*                                                      x

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.5%

12
TYPE OF REPORTING PERSON*

IN

Item 1.

     (a)  Name of Issuer:

          Algoma Steel Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          P.O. Box 1400
          Sault Ste. Marie
          Ontario, Canada  P6A 5P2


Item 2.

     (a)  Names of Reporting Persons:

          Canerector Inc.
          Marshall - Barwick Inc.
          Cecil Hawkins

     (b)  Address of Principal Business Office:

          100 Sheppard Avenue, East, Suite 930
          Toronto, Ontario, Canada,  M2N 6N5

     (c)  Citizenship:

          Canadian

     (d)  Title of Class of Securities:

          Common Shares

     (e)  CUSIP Number

          01566M105

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  __   Broker or Dealer registered under Section 15 of the Act

     (b)  __   Bank as defined in section 3(a)(6) of the Act

     (c)  __   Insurance Company as defined in section 3(a)(19) of the Act

     (d)  __   Investment Company registered under section 8 of the
               Investment Company Act

     (e)  __   Investment Advisor registered under section 203 of the
               Investment Advisors Act of 1940

     (f)  __   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Sec. 240.13d-1(b)(1)(ii)(F)

     (g)  _x_  Parent Holding Company, in accordance with
               Sec. 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

     (h)  __   A savings association as defined in Section 3(b) of the
               Federal Deposit Insurance Act;

     (i)  __   A church plan that is excluded from the definition of an
               investment company under Section 3(e)(14) of the
               Investment Company Act;
     (j)  __   Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)



Item 4.   Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          3,970,800

     (b)  Percent of class:

          7.5%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

          (ii) Shared power to vote or to direct the vote

               3,970,800 (all filing persons)

          (iii)     Sole power to dispose or to direct the disposition of

          (iv) Shared power to dispose or to direct the disposition of

               3,970,800 (all filing persons)



Item 5.   Ownership of Five Percent or Less of a Class

     NA

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     NA


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     NA

Item 8.   Identification and Classification of Members of the Group

     NA

Item 9.   Notice of Dissolution of the Group

     NA

Item 10.  Certification

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                     May 1, 2000
                        Date

Canerector Inc.

 /s/ Maynard Young
    Signature

Maynard Young, Corporate Secretary
     Name/Title

Marshall - Barwick Inc.


/s/ Maynard Young
    Signature

Maynard Young, Corporate Secretary
    Name/Title

/s/ Cecil Hawkins
    Signature

   Cecil Hawkins
    Name/Title